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                                                                   EXHIBIT 23(g)

                     [LETTERHEAD OF FOX-PITT, KELTON, INC.]

May 11, 1998

UST Corp.
40 Court Street
Boston, Massachusetts 02108


Ladies and Gentlemen:

We hereby consent to the use of our written opinion letter dated as of the date of this Joint Proxy Statement-Prospectus to the Board of Directors of UST Corp. included as Appendix D to the Joint Proxy Statement - Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Affiliated Community Bancorp, Inc. with and into a wholly-owned subsidiary of UST Corp. and to the references to such opinion, to our December 15, 1997 oral and written opinion provided to the Board of Directors of UST Corp. and to this firm in the Joint Proxy Statement - Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /s/ Fox-Pitt, Kelton, Inc.

                                     FOX-PITT, KELTON, INC.